THE TREASURE GULCH AND ZERO MINES

Prepared for Western Sierra Mining
By
Gold River Exploration

FACT SHEET AND TECHNICAL SUMMARY

1.0	LOCATION

The properties are situated in the Hassayampa Mining District of Arizona, approximately 10 miles south of Prescott. Access is via improved County and National Forest dirt road. Specifically, the claim group lies in T12.5 N., Range 2W, sections 30 &31.

2.0	PROPERTY HISTORY:

Previous mining activity has included limited underground development by several adits and 2 shafts. Old workings clearly indicate that all mining activity was concentrated on strictly hi-grade or what is commonly referred to as “pocket mining” Most of the work apparently took place around the turn of the Century…with only a small amount of activity in the late 1950’s or early 1960’s. The extent of production is unknown; nevertheless, it does appear that more than a few hundred tons of ore have been removed.

3.0	ECONOMIC GEOLOGY:

The economic geology of the Properties is simply described as two vein-occupied shear zones, dissecting a Precambrian package of intrusive granite to grano-diorite. Paralleling the veins is a dark colored grano-diorite dike with varying dimensions. The Treasure Gulch vein ranges form about 6’ to over 12’ win width, containing shattered quartz with limonite ocher after pyrite, considerable secondary hematite, mylonite and fault gouge along the vein granodiorite contact and pyrite/chalcopyrite in the deeper workings. Other sulfides may be present as well. The Zero vein is generally 2’ to 5’ in width but feathers out into a broad zone of veinlets at its easternmost exposure. This vein also is predominated by quartz and limonite/hematite; however, the presence of gold bearing pyrite near surface is evident. The Zero workings consist of two adits, one shaft and several old surface cuts.

4.0	POTENTIAL

Both vein systems are strong and continuations over hundreds of feet. At surfaces on the Treasure Gulch Property are approximately 5000 tons of ore, amenable to low cost surface extraction. Additional reserves are available with depth, but no doubt only by underground development. The surface block will average approximately .7 to .9 opt. Au, but with mine dilution a 0.6 opt Au can be expected. As identified by underground sampling, ore with a much higher tenor is clearly to be expected from any future production; nevertheless, the entire ore reserve block has been assigned a conservative average of 0.65 oz/ton Au after dilution. Still, evidence clearly suggest a grade far in excess of 1.0 oz/ton Au within the deeper workings.

The ore reserve block at the Treasure Gulch mine averages 8’ wide, has a minimum vertical dimension of 100’ and a strike length of 500’ It is known that the vein system extends at least 200’; nevertheless, for or reserve calculations a 100’ cutoff is assigned. A lower block is considered as only possible and therefore not considered in any valuation. The total tonnage for a combined proven/probable ore reserve is then:

8”x 100” X 500”/ 12 cu.ft/ton =33,330 tons

A weighted average grade was calculated and arbitrarily reduced to approach the average grade of the surface oxidized block at approximately 0.65 oz/ton Au, silver values ignored. The result is a total tonnage of 33,330 tons, yielding 21,664 oz of Au.

The Zero vein has considerable known strike length, but due to insufficient sampling, a portion of both the east and west extension have been eliminated for any calculations, and a deeper possible block has also been ignored for reasons of conservatively. The end result is a block summarized from detailed calculations to be as follows:

5’x100’x1000’/12 = 41,660 tons of ore

As with the Treasure Gulch Mine, a detailed calculation for weighted average ore tenor was made with the results being 0.58 oz/ton Au yielding 24,163 oz Au.

At $1200/ oz Au, the total reserve would result in a calculated gross recoverable value of:

45,827 oz Au x $1200/ oz = $54,992,400

Assuming a recovery rate of 92% (typical for a hard rock recovery operation) the extractable value would be $50,593,008.

No account here is made to predict the cost of production but a reasonable estimation would be $ 100 per ton of processed ore or approximately $200/ ounce Au.

One should also not discount the secondary ore bodies that are believed to be a depth and east and west of strike.

GOLD RIVER EXPLORATION
14 September, 2008